EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 25, 2009, except for Note 1 (paragraphs 5, 26 and 30) and Note 4, as to which the date is November 13, 2009, with respect to the consolidated financial statements of Psychiatric Solutions, Inc., and our report dated February 25, 2009, with respect to the effectiveness of internal control over financial reporting of Psychiatric Solutions, Inc. for the year ended December 31, 2008, in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Psychiatric Solutions, Inc. for the registration of common stock.
/s/ Ernst &Young LLP
Nashville, Tennessee
December 1, 2009